EXHIBIT 99.1

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Worldwide
Chief Financial Officer	Jeffrey Goldberger / Garth Russell
203.221.1703	212.896.1249 / 212.896.1250
jbottiglieri@compassequity.com	jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Holdings Reports 2007 Third Quarter
Financial Results

Cash Flow Available for Distribution Increased 62% to $12.8 million

Quarterly Cash Distribution Increased to $0.325 per Share
WESTPORT, CT, November 9, 2007 — Compass Diversified Holdings (Nasdaq GS: CODI) and Compass Group Diversified Holdings LLC (collectively, “CODI” or the “Company”) announced today the consolidated results of operations for the three and nine months ended September 30, 2007.
CODI reported cash flow available for distribution (“CAD”) of $12.8 million for the quarter ended September 30, 2007, compared to $7.9 million in the prior year quarter. For the nine-months ended September 30, 2007, CAD was $28.6 million. Cumulatively, from its initial public offering on May 16, 2006 through September 30, 2007, CODI has reported CAD of $52.3 million and a coverage ratio of approximately 1.3x on all distributions paid though October 26, 2007. The CAD for the quarter ended and nine months ended September 30, 2007 only reflects the cash flows of American Furniture Manufacturing, Inc. (“American Furniture”) since its date of acquisition on August 31, 2007 and the cash flows of Halo Branded Solutions, Inc. and Aeroglide Corporation from the date of their acquisition on February 28, 2007.
On October 9, 2007, CODI’s Board of Directors declared a distribution of $0.325 per share, which was paid on October 26, 2007 to all CODI shareholders of record as of October 23, 2007. The Company intends to continue to declare and pay regular quarterly cash distributions on all outstanding shares.
Commenting on the Company’s performance, Joe Massoud, CEO of Compass Diversified Holdings, stated, “We are pleased with the performance of each of our seven subsidiary businesses, including the three acquired platform subsidiaries added in 2007. Their contributions have allowed us to increase our quarterly cash distribution by approximately 24% since our initial public offering in May of 2006. While there is evidence that the economy appears to be softening, we believe that our diversified mix of subsidiaries will continue to perform well and anticipate the combined operating results for our seven subsidiary businesses will continue to be in line with our expectations for the remainder of 2007. On the whole, our businesses serve numerous domestic and international geographic markets, participate in a wide variety of industries and have limited exposure to individual customers. Even the most cyclical of our businesses, our staffing company, has substantially outperformed its industry and its competitors in revenue maintenance and growth over the course of 2007.
“We are excited about the opportunity presented by the current economic environment and financing conditions in our markets. Our business model allows us to finance add-on or new platform acquisitions efficiently without specific transaction financing, giving us a significant advantage as compared to other potential acquirors. We are confident in our ability to capitalize on this advantage over the coming twelve to eighteen months.
Mr. Massoud added, “In preparing for what we consider to be a potentially attractive acquisition environment, we are considering the potential issuance of up to $200 million of term debt to raise additional capital. If raised, this term debt would supplement our current revolver, increasing our capacity to pursue interesting add-on and platform subsidiary opportunities. Accordingly, we have asked S&P and Moody’s to rate the company as well as the potential term debt issuance. We received a corporate credit rating and a term debt rating of BB- from S&P and a Ba3 corporate credit rating and a term loan rating of B1 from Moody’s.
“One other recent item on which I would like to comment is our recent filing of two registration statements. One of these enables our board to implement a distribution reinvestment plan for our shareholders, and the other registers CODI shares held by Compass Group Investments, Ltd., Concorde Equity, Inc. and Pharos Inc. This was done under a contractual commitment that we made at the time of the issuance of the shares and not in response to any specific demand made by any of these shareholders. To our knowledge, there are currently no plans by any of these parties to sell any of their owned shares,” concluded Massoud.
As of September 30, 2007, CODI had approximately $6.4 million in cash and cash equivalents. The Company had $24.0 million in revolving loans outstanding and approximately $228 million in availability under its revolving credit facility with Madison Capital Funding LLC.
On August 31, 2007, CODI acquired American Furniture for approximately $95.6 million, representing under five and a half times American Furniture’s current earnings before interest, taxes, depreciation and amortization (“EBITDA”).
Conference Call
Management will host a conference call this morning at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (888) 677-8769 and the dial-in number for international callers is (913) 312-0394. The access code for all callers is 6435957. A live webcast will also be available on the Company’s website at www.compassdiversifiedholdings.com.
A replay of the call will be available through November 22, 2007. To access the replay, please dial (888) 203-1112 in the U.S. and (719) 457-0820 outside the U.S., and then enter the access code 6435957.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 144 branch locations in 18 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
Cautionary and Forward-Looking Statements
The overview of Compass Diversified Holdings’ results in this press release may not be adequate for making an informed investment judgment. Investors are urged to read CODI’s 10-Q, which will be posted at www.compassdiversifiedholdings.com, as well as to take into consideration the seasonal nature of certain of the Company’s subsidiary businesses and their results.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007 and June 30, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Tables Below

Compass Diversified Holdings
Condensed Consolidated Balance Sheet
(unaudited)

September 30,
(in thousands)	2007
Assets
Current assets:
Cash and cash equivalents	$6,397
Accounts receivable, less allowance of $3,649	126,398
Inventories	33,238
Prepaid expenses and other current assets	17,123

Total current assets	183,156

Property, plant and equipment, net	27,017
Goodwill	265,025
Intangible assets, net	209,017
Deferred debt issuance costs, net	5,249
Other non-current assets	18,753

Total assets	$708,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$97,972
Due to related party	524
Current portion of long-term debt	26,864

Total current liabilities	125,360

Supplemental put obligation	19,167
Deferred income taxes	67,339
Other non-current liabilities	19,494

Total liabilities	231,360

Minority interests	30,393

Stockholders’ equity
Trust shares, no par value, 500,000 authorized; 31,525 shares issued and outstanding	443,634
Accumulated earnings	2,830

Total stockholders’ equity	446,464

Total liabilities and stockholders’ equity	$708,217

Compass Diversified Holdings
Condensed Consolidated Statement of Operation
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
(in thousands, except per share data)	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net sales	$235,282	$159,073	$629,820	$239,267
Cost of sales	172,290	120,903	466,037	182,193

Gross profit	62,992	38,170	163,783	57,074
Operating expenses:
Staffing expense	13,440	13,468	41,922	20,439
Selling, general and administrative expenses	31,335	13,118	78,114	20,769
Supplemental put expense	2,174	8,016	4,591	8,016
Fees to manager	2,692	1,784	7,477	2,573
Amortization expense	4,969	2,738	14,382	3,966

Operating income (loss)	8,382	(954)	17,297	1,311

Other income (expense):
Interest income	569	347	1,898	463
Interest expense	(1,202)	(2,338)	(4,271)	(3,411)
Amortization of debt issuance costs	(308)	(321)	(861)	(479)
Other income, net	245	320	275	612

Income (loss) from continuing operations before income taxes and minority interests	7,686	(2,946)	14,338	(1,504)
Provision for income taxes	2,711	2,603	5,699	3,400
Minority interest	620	780	869	1,095

Income (loss) from continuing operations	4,355	(6,329)	7,770	(5,999)

Income from discontinued operations, net of income tax	—	2,445	—	4,227
Gain on sale of discontinued operations, net of income taxes	—	—	36,038	—

Net income (loss)	$4,355	$(3,884)	$43,808	$(1,772)

Basic and fully diluted income (loss) per share	$0.14	$(0.19)	$1.67	$(0.18)

Weighted average number of shares outstanding — basic and fully diluted	31,525	20,120	26,316	10,031

Cash distributions declared per share	$0.325	$0.2625	$0.925	$0.3952

Compass Diversified Holdings
Condensed Consolidated Statement of Cash Flows
(unaudited)

	Nine Months	Nine Months
	Ended	Ended
(in thousands)	September 30, 2007	September 30, 2006
Cash flows from operating activities:
Net income (loss)	$43,808	$(1,772)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of Crosman	(36,038)	—
Depreciation and amortization expense	17,988	5,682
Amortization of debt issuance costs	857	479
Supplemental put expense	4,591	8,016
Minority interests	869	1,896
Stockholder notes and other	226	1,543
Deferred taxes	(2,373)	(624)

Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(14,511)	(4,357)
Increase in inventories	(787)	(8,323)
Decrease in prepaid expenses and other current assets	2,433	408
Increase in accounts payable and accrued expenses	12,386	7,349
Decrease in supplemental put obligation	(7,880)	—

Net cash provided by operating activities	21,569	10,297

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(224,799)	(341,809)
Crosman disposition	119,856	—
Purchases of property and equipment	(4,969)	(4,031)

Net cash used in investing activities	(109,912)	(345,840)

Cash flows from financing activities:
Proceeds from issuance of trust shares, net	168,673	284,962
Net borrowing (repayment) of debt	(60,733)	71,574
Debt issuance costs	(1,079)	(6,307)
Other	2,655	756
Distributions paid	(21,728)	(2,587)

Net cash provided by financing activities	87,788	348,398

Net increase (decrease) in cash and cash equivalents	(555)	12,855
Foreign currency adjustment	(54)	94
Cash and cash equivalents — beginning of period	7,006	100

Cash and cash equivalents — end of period	$6,397	$13,049

Compass Diversified Holdings
Condensed Consolidated Table of Cash Flows Available for Distribution (“CAD”)
(unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
(in thousands)	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Net income (loss)	$4,355	$(3,884)	$43,808	$(1,772)
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Gain on sale of Crosman	—	—	(36,038)	—
Depreciation and amortization	7,001	3,813	17,988	5,682
Amortization of debt issuance costs	304	321	857	479
Supplemental put expense	2,174	8,016	4,591	8,016
Stockholder notes and other	(207)	331	225	1,881
Minority interest	620	1,187	869	1,896
Deferred taxes	(1,217)	(652)	(2,373)	(624)
Changes in operating assets and liabilities	2,838	(7,444)	8,359)	(5,261)

Net cash provided by operating activities	15,868	1,688	21,568	10,297
Plus:
Unused fee on revolving credit facility (1)	864	554	1,915	842
Changes in operating assets and liabilities	(2,838)	7,444	8,359	5,261
Less:
Maintenance capital expenditures (2)	1,109	1,804	3,256	2,517

Estimated cash flow available for distribution	$12,785	$7,882	$28,586	$13,883

Distribution paid in April 2007			$6,135
Distribution paid in July 2006/2007			9,458	$2,547
Distribution paid in October 2006/2007	$10,246	$5,368	10,246	5,368

	$10,246	$5,368	$25,839	$7,915

(1)	Represents the 1% commitment fee on the unused portion of the Revolving Credit Facility.

(2)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes approximately $1.7 million of growth capital expenditures for the nine months ended Sept. 30, 2007.
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